Exhibit 10.1

RETIREMENT AND TRANSITION SERVICES AGREEMENT

This RETIREMENT AND TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered on November 2, 2025, by and between IDEAL POWER INC., a corporation incorporated and existing under the laws of the State of Delaware (the “Company”), and R. Daniel Brdar (“Executive”). The Company and Executive may each be referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A.    Executive currently serves as President and Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”).

B.    Executive and the Company are parties to a Second Revised and Restated Employment Agreement dated April 8, 2020 (as amended, the “Employment Agreement”).

C.    Executive wishes to retire from his employment with the Company, and the Parties desire to set forth the terms of Executive’s retirement to facilitate a smooth and orderly transition from the Company.

D.    The Company desires to engage Executive in a twelve (12) month Transition Agreement to perform the services based on the terms set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the Parties hereby agree as follows:

1.

Retirement. Executive hereby resigns as (i) President, Chief Executive Officer of the Company and all other positions and titles held with the Company, and (ii) a member of the Board, in each case effective at the end of the day on November 2, 2025 (the “Retirement Date”).

2.

Transition Compensation. Executive will continue to receive the compensation and benefits under the Employment Agreement through the Retirement Date. In consideration for Executive’s promises and obligations under this Agreement, including the General Release of Claims in Section 10 below, the Company will also provide the following consideration to Executive under this Agreement (collectively, the “Transition Compensation”):

a.

Restricted Stock Units: Executive’s restricted stock units (“RSUs”) held as of the date of this Agreement will vest as to fifty percent (50%) on January 3, 2026 (with those RSUs having the earliest grant date vesting first) and as to the remaining fifty percent (50%) on April 3, 2026, subject to Executive’s continued Services (as defined below) on such dates.

b.

Performance Stock Units: Executive’s outstanding award for 70,000 performance stock units (“PSUs”) granted on December 15, 2022 will be forfeited as of the Retirement Date and Executive’s outstanding 60,000 PSUs granted on June 12, 2025 will remain outstanding and eligible to vest through the twelve (12) month transition period contemplated by this Agreement in accordance with the performance vesting terms applicable to such PSUs and set forth in the applicable award agreement evidencing such PSUs. Any PSUs that do not vest during such transition period (or upon an earlier termination of Services) will be automatically forfeited.

c.

Options: Executive’s outstanding stock options are fully vested as of the date of this Agreement. Upon termination of Services under this Agreement, the stock options will remain exercisable until the earlier of (i) three (3) months after termination of Services under this Agreement and (ii) the original expiration date of the maximum term of an applicable option, subject to earlier termination in the event of a corporate transaction as set forth in the Company’s Amended and Restated 2013 Equity Incentive Plan.

3.

Duties After Retirement Date. After the Retirement Date, the Employment Agreement will no longer be effective, and Executive hereby agrees to devote his expertise, capabilities, and talent to perform the services as described in Exhibit A attached hereto (the “Services”) under the terms and conditions set forth in this Agreement.

4.

Performance of the Services. Executive shall perform the Services in a prompt, diligent and competent manner according to his own means and methods of work that are reasonably calculated to achieve the objectives of this Agreement.

5.

Section 409A. The Parties intend that no payments to Executive be subject to the additional tax on deferred compensation imposed by Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”), and this Agreement shall be interpreted and administered in a manner consistent with such intent. The Parties shall treat all payments made pursuant to this Agreement as short-term deferrals as defined under Treasury Regulation section 1.409A-1(b)(4). All payments and benefits made pursuant to this Agreement are hereby designated as separate payments and will not collectively be treated as a single payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii).

6.

Independent Contractor. Following the Retirement Date and during the term of this Agreement, Executive represents and warrants that Executive is an independent contractor and that the performance of the Services hereunder shall be as an independent contractor. Nothing contained herein is intended to or shall be construed as making Executive an employee of the Company or conferring upon Executive any rights, privileges or benefits as an employee of the Company.

7.

Designated Agent of the Company. Executive shall perform the Services in a manner consistent with directives received from a designated representative of the Company. Unless Executive is otherwise advised, the Company’s Chief Executive Officer, David Somo, shall be the Company's designated representative for this purpose. The Company may designate substitute or additional designated representatives, who shall be empowered to act on behalf of the Company in connection with this Agreement.

8.

No Third Party Liability. The Parties shall look solely to each other for purposes of the performance and enforcement of any and all rights and obligations imposed hereunder. No liability for performance shall be imputed to any third party absent the express written consent of the third party.

9.

Reimbursement of Expenses. The Company shall reimburse Executive on a regular basis for all reasonable out-of-pocket expenses incurred by Executive in providing the Services hereunder, including but not limited to, telecopy, photocopying, postage, delivery and overnight courier services as well as travel expenses; provided, however, that Executive shall not incur any travel expenses without the prior approval of the Company. Executive shall submit an Expense Report, if applicable, no less often than once per month.

10.

General Release of Claims by Executive.   In consideration of the Transition Compensation and other valuable consideration provided herein, Executive shall and hereby does fully release Company from any and all Claims (as defined below) that Executive may have against the Company and all of its subsidiaries, predecessors, affiliates, present and former owners, directors, officers, employees, attorneys, insurers, accountants and tax advisors, agents, successors, investors, assignees, and all other representatives of Company, individually and in their corporate or other representative capacities (hereinafter these released parties are referred to collectively as “Releasees”) arising on or prior to the date of Executive’s execution and delivery of this Agreement. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages (including damages for pain and suffering and emotional harm), arising, directly or indirectly, out of or relating to any promise, agreement, offer letter, contractor, understanding, common law, tort, the laws, statutes, and/or regulations of the State of Texas, or any other applicable state or local government, and the United States, including, but not limited to: federal, state, and local wage and hour laws (to the extent waivable); federal and state whistleblower laws; the Employee Retirement Income Security Act; the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866 including but not limited to Section 1981 and 1983; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Genetic Information Nondiscrimination Act; the Immigration Reform and Control Act; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Family and Medical Leave Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act; the Occupational Safety and Health Act; the Families First Coronavirus Response Act; any state and local employment laws regarding COVID-19; the Texas Commission on Human Rights Act; Section 451.001 of the Texas Workers Compensation Act; and the Sabine Pilot doctrine.

Notwithstanding the foregoing provisions of this Section 10, this Agreement shall not, and is not intended to, operate to preclude Executive from filing any claims before government agencies, including, without limitation, claims before the Equal Employment Opportunity Commission or the National Labor Relations Board, which claims may not, under applicable law, be waived or released by way of this Agreement. However, to the extent permitted by law, in the event that any government agency seeks to obtain any relief on behalf of Executive with regard to any claim released and waived herein, Executive covenants not to accept, recover, or receive any monetary relief or award that may arise out of or in connection with any such proceeding. This waiver does not apply if it is otherwise prohibited by law, including whistleblower awards under Section 21F of the Securities Exchange Act.

This release by Executive does not cover any claim or right Executive cannot waive as a matter of law, such as rights to workers’ compensation benefits, unemployment benefits, vested benefits under the Company’s fringe benefit plans, claims against the Company for breach of its obligations under this Agreement, and any claims that might arise after the Retirement Date.

11.

Release of Claims by Company. For good and valuable consideration, Company hereby fully waives and releases Executive, including Executive’s successors, heirs, executors, administrators, and, to the extent permitted by the terms of this Agreement, assigns, (“Executive Releasees”) from any and all claims Company may have against the Executive Releasees, including, without limitation, claims arising in contract or tort. Company represents and warrants that Company has neither assigned, nor transferred any interest in, any claim which Company may have against Executive.

12.

Waiver of Unknown Claims. Executive and Company waives (a) all rights that either party may have based on any unknown and undiscovered facts, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts

13.

Promise Not to Sue. Executive and Company represents that neither party has filed any complaints, charges, or lawsuits against the other nor Releasees with any governmental agency (excluding the Securities and Exchange Commission (“SEC”)) or any court. For avoidance of doubt, this Section and Agreement does not require Parties to disclose or make any representation as to any prior communications or other dealings with the SEC, and nothing in this Section and Agreement prohibits either Party from communicating with or providing information (including Confidential Information) to the SEC under Section 21F of the Securities Exchange Act. Executive agrees that Executive will not initiate any actions (in civil court or arbitration) regarding the claims released under this Agreement, whether on Executive’s own behalf or in a class or representative capacity, and will not be a member of a class or other collective mechanism with respect to any released claims (including, but not limited to, claims pursuant to any unfair competition law of any jurisdiction), and warrants and represents that Executive will take all steps necessary to ensure that Executive is not a member of a class or collective with respect to such claim

14.

Taxes. Executive shall bear the full responsibility for and indemnify the Company against liability for any other taxes, duties, imposts and fiscal charges for its performance arising under this Agreement. Executive shall be solely responsible for the reporting, estimation and payment of all income taxes, fees and other contributions on or attributable to self-employment income attributable to the renumeration received hereunder.

15.	Confidential Information.

15.1         For purposes of this Agreement, “Confidential Information” means all information and materials (including but not limited to Company Inventions, Intellectual Property Rights and works made for hire (each as defined in Section 15 below)) of any kind (tangible or intangible, written or oral, and including information contained in or transmitted through any electronic medium) disclosed or made available to Executive by the Company or its representatives (regardless of whether such information and materials are owned by the Company or by a third party) or that otherwise relates to the Company’s actual or proposed business, including, without limitation, (i) research, development, technical data, trade secrets or know-how, drawings, engineering, hardware configuration information, products and product plans, services, marketing, selling and business plans, strategies, forecasts, budgets, financial information, licenses, prices, costs, assets, contracts and other agreements, suppliers, customers (including, but not limited to, the Company’s customers with whom Executive became acquainted during the term of this Agreement) and customer lists, and other business information; (ii) the identity, personal data, skills and compensation of employees, contractors, and consultants; (iii) specialized training; (iv) information related to Inventions owned by the Company or licensed from third parties; and (v) other non-public information relating to the Company that is not readily ascertainable (including, without limitation, any information designated in writing as “confidential” or “proprietary” prior to or at the time such information is disclosed to Executive). Notwithstanding the foregoing, the obligations of confidentiality assumed by Executive pursuant to this Agreement shall not apply to the extent Executive can demonstrate, by clear and convincing evidence, that such information: (i) is part of the public domain without any breach of this Agreement by Executive; (ii) is or becomes generally known to companies engaged in the same or similar businesses as the parties hereto on a non-confidential basis, through no wrongful act of Executive; (iii) was known by Executive prior to disclosure hereunder without any obligation to keep it confidential; (iv) was disclosed to Executive by a third party which, to the best of Executive’s knowledge, is not required to maintain its confidentiality; or (v) was independently developed by Executive without reference to or use of any Confidential Information.

15.2          All Confidential Information shall be the sole property of the Company and the Company shall be the sole owner of all right, title and interest therein. Executive shall not use Confidential Information of the Company for any purpose other than the performance of the Services in accordance with the terms of this Agreement. Executive shall hold the Company's Confidential Information in confidence, and shall not disclose such Confidential Information to any persons.

15.3         Executive shall institute and/or maintain such procedures as are reasonably required to maintain the confidentiality of the Confidential Information, and shall apply at least the same level of care as it employs to protect its own confidential information of like nature. If Executive becomes aware of any actual or threatened breach of this Agreement (including any threatened or actual unauthorized use or disclosure of any Confidential Information), or in the event of any loss of, or inability to account for, Confidential Information previously received, Executive will notify the Company and will reasonably cooperate with the Company’s efforts to seek appropriate injunctive relief or otherwise to prevent or curtail such threatened or actual breach, or to recover its Confidential Information.

15.4         Executive shall ensure that all copyright or other proprietary notice or indication of confidentiality contained on or included in any item of Confidential Information shall be reproduced by Executive on any reproduction, modification or translation of such Confidential Information.

15.5         If Executive shall be under a legal obligation in any administrative or judicial circumstance to disclose any Confidential Information, Executive shall give the Company prompt notice thereof (unless it has a legal obligation to the contrary) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order is not obtained, Executive shall furnish only that portion of the information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature. Notwithstanding anything to the contrary contained herein, Executive may disclose the Company's Confidential Information at the request of any regulatory or supervisory authority having jurisdiction over it, provided that Executive requests confidential treatment of such information to the extent permitted by law.

15.6         Executive agrees that it will ensure that Confidential Information received hereunder or any materials derived from it are not disclosed or communicated to any individual or entity in any country to which the export of such information is prohibited by U.S. export laws or regulations.

15.7         There are important limitations on the confidentiality obligations described in this Section, which are set forth in Sections 15.7 of this Agreement and contained in 18 U.S.C. § 1833(b), the federal Defend Trade Secrets Act. Nothing in this Agreement: (i) prohibits, restricts, or impedes Executive from discussing the terms and conditions of employment (including wages, hours or working conditions) to the extent such rights cannot be waived by agreement; and/or (iii) prevents Executive from providing testimony as a witness in any proceeding, providing information or testimony as permitted by applicable law, or filing a charge or complaint with, maintaining the confidentiality of, or participating in or assisting with, an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the SEC, or any other federal, state, or local agency charged with the enforcement of any laws. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (II) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.	Ownership and Assignment of Inventions.

16.1         Definitions. As used in this Agreement:

a.

“Company Inventions” means all Inventions that (i) relate to the business or proposed business of the Company and that are discovered, developed, created, conceived, reduced to practice, made, learned or written by Executive, either alone or jointly with others, during the term of this Agreement; (ii) utilize, incorporate or otherwise relate to Confidential Information; or (iii) are discovered, developed, created, conceived, reduced to practice, made, or written by Executive using Company time, property or equipment.

b.

“Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trademark rights, trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal), whether or not patentable or registrable under copyright or similar statutes.

c.

“Inventions” means discoveries, developments, improvements, trade secrets, processes, formulas, data, lists, software programs, and all other works of authorship, mask works, ideas, concepts, know-how, designs, methodologies and techniques, whether or not any of the foregoing is or are patentable or registrable under copyright or any other intellectual property laws or industrial property laws in the United States or elsewhere.

d.	“Ownership Rights” means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible.

16.2         Assignment. Executive hereby irrevocably assigns to and vests all title, interest, and right in the Company of all of Executive’s Ownership Rights in and to any and all Company Inventions and acknowledges that all Company Inventions shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith. Executive understands and agrees that the decision whether or not to commercialize or market any Company Inventions is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Company Inventions.

16.3         Exception to Assignments. The provisions of this Agreement requiring assignment of Company Inventions to the Company does not apply to any Invention that (i) Executive has developed entirely on Executive’s own time and not in any manner in the course of performing the Services to the Company without using the Company’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”), (ii) does not relate at the time of conception or reduction to practice of such Other Invention to the business or proposed business of the Company, its products, or actual or demonstrably anticipated research or development of the Company, and (iii) does not result from any work that Executive performed for the Company. The Executive will advise the Company promptly in writing of any Invention that Executive believes constitutes an Other Invention.

16.4    License to Incorporated Inventions. The Executive agrees that Executive will not incorporate, or permit to be incorporated, any Other Invention owned by Executive or in which Executive has an interest into a Company Invention, product or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, during the term of this Agreement, Executive incorporates an Other Invention owned by Executive or in which Executive has an interest into a Company Invention, product or service or relies upon any such Other Invention in discovering, developing, creating, conceiving, or reducing to practice any Company Invention, Executive hereby unconditionally grants to the Company a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid, assignable, right and license, with the right to sublicense through multiple levels of sublicensees, (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally perform, transmit and display, and otherwise use such Other Invention, as applicable, in any medium or format, whether now known or hereafter discovered, as part of or in connection with such Company Invention, product or service, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit such Other Invention, as applicable as part of or in connection with such Company Invention, product or service, and (iii) to exercise any and all other present or future rights in such Other Invention, as applicable, as part of or in connection with such Company Invention, product or service.

16.5    Maintenance of Records; Disclosure of Inventions. The Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term of this Agreement, which records will remain the sole property of the Company. During the term of this Agreement, Executive will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions. In addition, after termination of this Agreement, Executive will cooperate with the Company with respect to any patent applications and copyright registration applications (including but not limited to any mask work registration applications) filed by the Company that names Executive as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer of a Company Invention, including signing any assignments necessary to reflect ownership in the Company.

16.6    Works of Authorship. The Executive acknowledges and agrees that any work of authorship that is made by Executive (either alone or jointly with others) during the term of this Agreement comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101), and shall be the sole and complete property of the Company. To the extent that any such work of authorship may not be deemed to be a work made for hire, Executive hereby irrevocably assigns and vests all title, interest, and right of all Executive’s Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, Executive hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of the Services, Executive agrees not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Inventions or works of authorship. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby irrevocably waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

16.7    No License to Company Inventions. The Executive acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (i) a license from the Company to Executive to make, use, license, or transfer in any way a Company Invention, or (ii) a license from the Company to Executive regarding any of the Company’s existing or future Ownership Rights.

17.

Mutual Non-Disparagement. To the maximum extent permitted by applicable law, Executive agrees not to disparage the Company or Releasees, including, without limitation, the Company’s and/or a Releasee’s current and former officer, directors, employees, agents, representative, investors, products, or services, in any manner likely to be harmful to them or their business, business reputation, or personal reputation. To the maximum extent permitted by applicable law, Company agrees to instruct its officers, directors, and employees not to disparage Executive in any manner likely to be harmful to the Executive or Executive’s business or personal reputation. Notwithstanding the foregoing, Executive and Company (including each of its officers and directors) may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain any party in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

18.

Right to Legal Advice and ADEA Consideration Period. This Agreement is intended to comply with the OWBPA for the release of claims under the ADEA. Executive acknowledges receipt of this Agreement on October 31, 2025. Executive acknowledges that Executive is entitled to twenty-one (21) days to consider whether to sign this Agreement up to November 21, 2025 (“Consideration Period”). By accepting this Agreement, Executive acknowledges and agrees that Executive is waiving rights and claims under the ADEA, as well as any similar state law. The proposed terms of this Agreement shall not be amended, modified, or revoked by the Company during the Consideration Period. Executive may sign this Agreement or reject it at any time during the Consideration Period. If Executive signs this Agreement before the Consideration Period has ended, Executive has voluntarily waived any remaining Consideration Period and does so on a knowing and voluntary basis. The Consideration Period allows Executive time to consider whether to execute this Agreement and to seek the advice of legal counsel or other advisors to be able to make an informed decision. Executive has the right—and is hereby advised in writing—to consult an attorney about this Agreement before signing it. Executive and the Company agree that any changes, whether material or immaterial, do not restart the running of the twenty-one (21) day period, as permitted under applicable law. Executive understands that it is Executive’s voluntary decision to sign before the end of the Consideration Period

19.

Revocation of Agreement. Within seven (7) days of signing this Agreement, Executive may revoke it. This Agreement will not become effective and enforceable, and Executive will not receive the Severance, unless and until the seven (7)-day revocation period passes without such a written revocation. If Executive decides to revoke this Agreement, the revocation must be made in writing and delivered during the seven (7)-day period to Tim Burns, at Ideal Power Inc., 5508 Highway 290 West, Suite 120, Austin, Texas 78735.

20.

Further Assurances. Executive will assist the Company in every proper way to obtain and from time to time enforce Ownership Rights relating to Company Inventions in any and all countries. To that end Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership Rights and the assignment thereof. In addition, Executive will execute, verify, and deliver assignments of such Ownership Rights to the Company. The Executive’s obligation to assist the Company with respect to Ownership Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of this Agreement, but the Company shall compensate Executive at a reasonable rate after such termination for the time actually spent by Executive at the Company’s request on such assistance.

21.

Attorney-in-Fact. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company’s and its assigns’ duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed, verified, and filed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive may have for infringement of any Ownership Rights assigned hereunder to the Company.

22.

Term. The term of this Agreement is twelve (12) months from November 3, 2025 to November 2, 2026. Upon termination, Executive shall not be entitled to be reimbursed for the expenses incurred after such termination (expenses incurred prior to the date of termination shall be reimbursable). Upon any termination of this Agreement, all of the completed work and the work in progress prepared by Executive for the Company in the performance thereof shall become the property of the Company and shall be delivered to the Company at the time of termination. Sections 14 through 17, and 20 through 25 shall survive termination of this Agreement.

23.

Executive Cannot Bind the Company. It is expressly agreed that Executive has no authority to act for or on behalf of the Company or to bind the Company to any contract or agreement or in any other manner without the prior express written approval of the Company. Nothing contained herein shall be construed to create a partnership, joint venture or association of any kind, nor shall Executive be considered as an employee or agent of the Company. Executive is an independent contractor with the responsibility for, and control over, the details and means of performing the Services required to be performed hereunder. Nothing contained in this Agreement shall be construed as constituting Executive as an agent or employee of the Company.

24.

Negotiation of Dispute and Disagreements. In the event of any dispute or disagreement arising out of or relating to the implementation or performance of this Agreement which the Parties have been unable to settle or agree upon within 30 days after such dispute or disagreement arises, each Party shall nominate a senior representative to meet in Austin, Texas in an attempt to resolve such dispute or disagreement. Should the resolution of such dispute or disagreement not be obtained within 15 days after the meeting of senior representatives for such purpose, either Party may then submit the dispute to arbitration in accordance with the provisions of this paragraph upon providing proper notice. Any claim, dispute or controversy arising out of or relating to this Agreement shall be submitted to binding arbitration before a single arbitrator in accordance with the International Institute for Conflict Prevention and Resolution Rules for non-administered arbitration by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Travis County, Texas. Fourteen (14) calendar days before the hearing, the parties will exchange and provide to the arbitrator (i) a list of witnesses they intend to call (including any experts) with a short description of the anticipated direct testimony of each witness and an estimate of the length thereof, and (ii) premarked copies of all exhibits they intend to use at the hearing. Depositions for discovery purposes shall not be permitted. The costs and expenses of the arbitration (including reasonable attorneys’ fees) will be borne by the losing Party unless the arbitrator determines that it would be manifestly unfair and determines a different allocation of costs.

25.	Miscellaneous.

25.1         Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Texas.

25.2         Compliance with Applicable Law. Executive shall observe and abide by all applicable laws, including federal, state and local laws, regulations, ordinances, codes and other rules of governmental or any other duly constituted authority having jurisdiction over the Services. Executive agrees to defend, indemnify and hold the Company and its affiliates harmless (including expenses and reasonable legal fees) from any liability or penalty which may be imposed by reason of Executive’s failure to observe and abide by applicable laws.

25.3         Validity. The invalidity or unenforceability of any provision of this Agreement as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the other applicability of such provision, as the case may be.

25.4         Understandings. The present instrument and the Schedule(s) incorporated herein contain all the conditions negotiated by and between the Parties with respect to the subject matter hereof and supersede any and all previous written and oral commitments and understandings between the Parties with respect to such subject matter.

25.5         Notices. Any notices, requests, demands or other communications hereunder from Executive shall be in writing and shall be deemed to have been duly given when delivered to the Company at the following addresses:

IDEAL POWER INC.

Attn: Chief Financial Officer

5508 Highway 290 West, Suite 120

Austin, TX 78735

Any notices, requests, demands or other communications hereunder from the Company shall be in writing and shall be deemed to have been duly given when delivered to Executive at an address provided by Executive no later than three (3) business days after the effective date of this Agreement.

Either Party may change its address for notices, requests, demands or other communications hereunder by notifying the other party in writing.

25.6         Indemnity; Limitation of Liability. Each Party (each, an “Indemnifying Party”) agrees to indemnify and hold harmless the other Party and its directors, officers, stockholders and employees (each, an “Indemnified Party”) from and against any loss or liability, including attorneys’ fees, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of such Indemnifying Party or its employees or agents, or (ii) any breach by such Indemnifying Party or its employees or agents of any of the covenants contained in this Agreement, in each case except to the extent such loss or liability is due to the negligence or willful misconduct of any Indemnified Party; provided, however, that each Party’s aggregate liability under this Section 25.6 shall not exceed an amount equal to the aggregate compensation paid by the Company for the Services hereunder.

25.7         Acknowledgement. The Company hereby acknowledges and agrees that this Agreement does not contemplate the performance of legal services by Executive and Executive shall not be obligated to render any legal services to the Company.

25.8         No Waiver. Any failure by the Company or Executive, at any time, to enforce or to require the strict keeping and performance of any of the terms or conditions of this Agreement shall not constitute a waiver of such terms or conditions and shall not affect or impair such terms or conditions in any way or the right of the Company or Executive at any time to avail itself of such remedies as it may have for any breach or breaches of such terms or conditions. No term, condition or provision of any invoice, delivery ticket or other document submitted by Executive to the Company shall have the effect of modifying or waiving in any manner the provisions of this Agreement unless any such document shall be accepted and executed by an officer of the Company.

26.

Force Majeure. Neither Party shall be liable for any failure to perform the terms of this Agreement when such failure is due to “force majeure” as hereinafter defined. The term “force majeure” as used in this Agreement shall mean any delay or default in performance due to any cause beyond the control of the Party claiming force majeure and without such Party’s fault or negligence, including but not restricted to: acts of God or the public, civil disturbances, arrests and restraints by rulers and people; acts of the public enemy, terrorism, wars, riots, insurrections or sabotage; acts, requests or interruptions of the federal, state or local government or any agency thereof; court orders, present and future valid orders of any governmental authority or any officer, agency or any instrumentality thereof; floods, fires, storms, epidemics, landslides, lightning, earthquakes, washouts, explosions or quarantine; strikes, lockouts, or industrial disturbances; interruption of transportation, freight embargoes or delays in delivery of equipment or services necessary to the performance of any provision of this Agreement; or inability to secure right of way, labor shortages, breakage or accident to machinery or lines of pipe, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure. Nothing contained in this paragraph, however, shall be construed to require either Party to settle a labor dispute against its will. If, as a result of force majeure, either Party is unable, wholly or in part, to carry out its obligations under this Agreement, then, upon such Party’s giving notice and a description of such cause in writing to the other Party as soon as possible after the occurrence of the cause, the obligation of the Party giving such notice, so far as it is affected by the cause specified in such notice, shall be suspended for the duration of the cause. Such cause shall, as far as possible, be remedied with all reasonable dispatch.

27.

Effect of Invalid Provision. Executive and the Company agree that, in the event any provision (or portion thereof), of this Agreement is determined to be invalid for any reason, such invalidity shall not affect the validity of any remaining language which can be given effect without the invalid provision.

28.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one instrument.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY: IDEAL POWER INC

By:	/s/ Michael C. Turmelle
Michael C. Turmelle
Chairman of the Board

.

EXECUTIVE:

By:	/s/ R. Daniel Brdar
R. Daniel Brdar

EXHIBIT A

Scope of Work

The Parties have agreed that Executive will perform a variety of services for Company on an “as-requested” basis. Executive’s responsibilities shall include, but are not necessarily limited to, assisting the incoming Chief Executive Officer and the Company with support and historical background information as needed in the following areas:

●	Assistance with the transition process for employees
●	Strategic supply chain relationships (e.g. senior management relationships with wafer fabs and packaging suppliers)
●	Key consultants
●	Investor relations
●	New employee candidate screening
●	In process patent prosecution and intellectual property historical support
●	Other items, as mutually agreed upon by the Parties

A-1